Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Rotech Healthcare Inc. (the “Company”) on Form S-8 of our report dated March 31, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company changing its method of accounting for goodwill and other intangible assets by the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, described in Note 2 and the Company’s bankruptcy reorganization described in Note 4), appearing in the Annual Report on Form 10-K of Rotech Healthcare Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Orlando, Florida

July 31, 2003